Exhibit 99.n.(3)

1701 N Towanda Avenue
PO Box 2020
Bloomington, IL 61702-2020
309-821-3000
www.countryfinancial.com

April 23, 2012

COUNTRY Investors Life Assurance Company

1701 N. Towanda Avenue

Bloomington, Illinois 61702

Gentlemen:

This opinion is furnished in connection with the registration by COUNTRY Investors Life Assurance Company of a Flexible Premium Variable Life Insurance policy (“Policy”) under the Securities Act of 1933, as amended. The Prospectus included in Post-Effective Amendment No. 16 to the Registration Statement on Form N-6 (File Nos. 333-106757 and 811-21394) describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 16 to the Registration Statement and to the reference to my name under the heading “Experts” in the Prospectus.

Sincerely,

/s/ R. Dale Hall
R. Dale Hall, FSA, MAAA
Chief Life/Health Actuary